UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-A/A
(Amendment No. 8)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Baker Hughes Incorporated
(Exact name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or organization)	76-0207995 (IRS Employer Identification No.)

2929 Allen Parkway, Suite 2100 Houston, Texas (Address of Principal Executive Offices)	77019-2118 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Common Stock, $1.00 par value	Name of each exchange on which each class is to be registered New York Stock Exchange SWX Swiss Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act:  None

EXPLANATORY NOTE
     Baker Hughes Incorporated (the “Company” or “Baker Hughes”) hereby amends its Registration Statement on Form 8-A previously filed with the Securities and Exchange Commission (File No. 01-9897) as set forth below.
     On April 26, 2007, the stockholders of the Company approved an amendment to the Company’s Restated Certificate of Incorporation (“Charter”) to eliminate supermajority voting provisions in its Charter in favor of simple majority voting. On June 1, 2007, the Company filed the correction to the Charter amendment filed on April 26, 2007 with the Secretary of State of the State of Delaware.
     On April 28, 2005, the stockholders of the Company approved an amendment to the Company’s Charter to declassify the Board of Directors and provide for the annual election of all directors. On April 28, 2005, the Company filed the charter amendment with the Secretary of State of the State of Delaware.
Item 1. Description of Registrant’s Securities to be Registered.
     The authorized capital stock of the Company consists of:
•	750,000,000 shares of common stock, par value $1.00 per share

•	15,000,000 shares of preferred stock, par value $1.00 per share, issuable in series
     Common Stock
     Common stockholders are entitled to one vote for each share held on all matters submitted to them. The common stock does not have cumulative voting rights. The directors of Baker Hughes shall serve for a term of one year ending on the date of the annual of stockholders following the annual meeting at which the director was elected.
     Each share of common stock is entitled to participate equally in dividends as and when declared by the Company’s board of directors. The payment of dividends on Baker Hughes common stock may be limited by obligations the Company may have to holders of any preferred stock.
     If the Company liquidates or dissolves its business, the holders of common stock will share ratably in the distribution of assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions. The shares of common stock have no preemptive rights and are not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

     All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock the Company issues will be fully paid and nonassessable.
     The common stock is listed on the New York Stock Exchange and the Swiss Exchange and trades under the symbol “BHI.”
     Preferred Stock
     The Company’s board of directors can, without action by stockholders, issue one or more series of preferred stock. The board can determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations. In some cases, the issuance of preferred stock could delay or discourage a change in control of the Company.
     The Company has summarized material provisions of the preferred stock in this section. This summary is not complete. Baker Hughes will file a certificate of designation with the Secretary of State of the State of Delaware before it issues any series of preferred stock.
     Any series of preferred stock the Company offers will include specific terms relating to the particular series of preferred stock. These terms will include some or all of the following:
•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate the Company to redeem or purchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for other securities of Baker Hughes or any other entity;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.
     Any shares of preferred stock the Company issues will be fully paid and nonassessable.

     Delaware Anti-Takeover Statute and Certain Charter and Bylaw Provisions
     Our Restated Certificate of Incorporation, bylaws and the Delaware General Corporation Law, or “DGCL” contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.
     Delaware law. We are subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:
•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s voting stock outstanding, at any time within three years immediately before the relevant date; and

•	an affiliate or associate of the persons described in the foregoing bullet points.
     However, the above provisions of Section 203 do not apply if:
•	our board approves the transaction that made the stockholder an interested stockholder before the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•	on or subsequent to the date of the transaction, the business combinations approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
     Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempts us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.
          Stockholder Proposals and Director Nominations. Our stockholders can submit stockholder proposals and nominate candidates for our board of directors if the stockholders follow advance notice procedures described in our by-laws.
     To nominate directors, stockholders must submit a written notice between 120 and 150 days before the first anniversary of the date of our proxy statement for the previous year’s annual stockholders’ meeting. The notice must include the name and address of the stockholder, the class and number of shares owned by the stockholder, information about the nominee required by the SEC and the written consent of the nominee to serve as a director. Our board of directors may require the nominee to furnish the same information as is required in the stockholders’ notice that pertains to the nominee.
     Stockholder proposals must be submitted not less than 120 days before the first anniversary of the date of our proxy statement for the previous year’s annual stockholders’ meeting. The notice must include a description of the proposal, the reasons for bringing the proposal before the meeting, the name and address of the stockholder, the class and number of shares owned by the stockholder and any material interest of the stockholder in the proposal.
     In each case, if we did not hold an annual meeting in the previous year or if we have changed the date of the annual meeting by more than 30 days from the date contemplated in the previous year’s proxy statement, stockholders must submit the notice not later than 10 days after the day we mail notice of or otherwise make public the new date of the annual meeting.
     Director nominations and stockholder proposals that are late or that do not include all required information may be rejected. This could prevent stockholders from bringing certain matters before an annual meeting, including making nominations for directors.
     Other Provisions
     The Company’s Restated Certificate of Incorporation also provides that:
•	stockholders may act only at an annual or special meeting and not by written consent; and

•	special meetings of stockholders can be called only by our board of directors.

Item 2. Exhibits

Exhibit No.	Description of Exhibit
1
Restated Certificate of Incorporation of Baker Hughes Incorporated (filed as Exhibit 3.1 to Quarterly Report of Baker Hughes Incorporated on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference).

2
Bylaws of Baker Hughes Incorporated restated as of April 27, 2006 (filed as Exhibit 3.2 to Quarterly Report of Baker Hughes Incorporated on Form 10-Q for the quarter ended March 31, 2006 and incorporated herein by reference).

3	Specimen of Common Stock Certificate

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned; thereto duly authorized.

BAKER HUGHES INCORPORATED
Date: August 24, 2007	By:	/s/ Sandra E. Alford
Sandra E. Alford
Corporate Secretary

Exhibits

Exhibit No.	Description of Exhibit
1
Restated Certificate of Incorporation of Baker Hughes Incorporated (filed as Exhibit 3.1 to Quarterly Report of Baker Hughes Incorporated on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference).

2
Bylaws of Baker Hughes Incorporated restated as of April 27, 2006 (filed as Exhibit 3.2 to Quarterly Report of Baker Hughes Incorporated on Form 10-Q for the quarter ended March 31, 2006 and incorporated herein by reference).

3	Specimen of Common Stock Certificate